Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS RECORD FIRST QUARTER 2007 RESULTS

Lake Forest, IL April 17, 2007 — Packaging Corporation of America (NYSE: PKG) today reported record first quarter 2007 net income of $31 million, or $0.30 per share, compared to first quarter 2006 net income of $11 million, or $0.10 per share.  First quarter 2006 earnings have been favorably restated by $2 million, or $0.01 per share, for comparative purposes to reflect new accounting guidance for planned major maintenance activities.  Net sales for the first quarter increased 10% to $559 million, also a first quarter record, compared to $508 million in the first quarter of 2006.

Higher earnings compared to last year’s first quarter were driven primarily by better pricing and mix, and lower energy costs, which in total improved earnings by $0.32 per share.  This improvement was partially offset by increased labor and benefits, fiber, and transportation costs, and the timing of annual mill outage costs, which in total reduced earnings by $0.12 per share.

PCA’s containerboard production was 584,000 tons, up 0.9% from last year’s first quarter.   Corrugated products shipments were down 2.7%, or about 15,000 tons, while outside sales of containerboard were up about 33,000 tons compared to last year’s first quarter.  Containerboard inventories ended the quarter down about 2,000 tons compared to year-end 2006 levels.

Paul T. Stecko, Chairman and CEO of PCA said, “The value of our operating flexibility was clearly demonstrated this quarter.  We were able to achieve record earnings despite cost pressures from much higher recycled fiber prices and the limited availability of residual wood chips from sawmills. This was possible because of our relatively low dependence on recycled fiber and our flexibility to increase the production of wood chips in our paper mills.  Our two annual mill maintenance outages this quarter were well executed, and our box plants continued to improve their product and customer mix.  Corrugated products volume was lower than we anticipated, but this was offset by our strong containerboard sales volume.”

“Looking forward to the second quarter,” Mr. Stecko added, “our Tomahawk mill will take its annual maintenance outage in April which will impact earnings by about $0.02 per share less than for our two mill outages in the first quarter.  Although recycled fiber prices decreased in April, we expect that our average cost of recycled fiber will remain the same as in the first quarter.  We should see some seasonal improvement in volume and energy costs, but also expect an increase in transportation costs as a result of higher fuel prices.  Considering all of these items, we currently expect second quarter earnings of about $0.36 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.2 billion in 2006. PCA operates four paper mills and 68 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 1st Quarter 2007 Earnings Conference Call

WHEN:	Wednesday, April 18, 2007
10:00 a.m. Eastern Time

NUMBER:	(866) 238-0638 (U.S. and Canada) or (703) 639-1157 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 18, 2007 1:00 p.m. Eastern Time through
May 3, 2007 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1069311

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2007	2006
Net sales	$559.2	$507.9
Cost of sales	(446.2)	(431.3)

Gross profit	113.0	76.6
Selling and administrative expenses	(42.0)	(37.7)
Other expense, net	(1.4)	(2.2)
Corporate overhead	(12.9)	(11.2)

Income before interest and taxes	56.7	25.5
Interest expense, net	(7.1)	(8.1)

Income before taxes	49.6	17.4
Provision for income taxes	(18.4)	(6.5)

Net income	$31.2	$10.9

Earnings per share:
Basic earnings per share	$0.30	$0.11
Diluted earnings per share	$0.30	$0.10

Basic common shares outstanding	104.2	103.4
Diluted common shares outstanding	105.1	104.2

Supplemental financial information:
Capital spending	$20.8	$17.3
Long term debt, including current maturities	687.0	695.3
Cash balance	147.3	67.9